Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2020 Results
Provides Business Update

DALLAS, Texas - (Business Wire) - May 7, 2020 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week first quarter 2020, which ended on March 29, 2020 and provided a business update related to current operations.

Fiesta President and Chief Executive Officer Richard Stockinger said, "Our priorities in this time of crisis have been and will continue to be as follows: Taking steps to ensure the safety and well-being of our team members and customers, protecting the reputation of our brands and the Company, doing right by our employees, shareholders, vendor partners, service providers and landlords, and continuing to be a leader in our communities. I am proud of our team for their focus on those priorities, while developing new and better ways to drive sales and maximize results."

Mr. Stockinger continued, "Post COVID-19 comp sales declines stabilized in late March and early April at both brands, and we have realized sequential sales improvement weekly at both brands since that time. Aided by strong drive thru and carry out sales, recent weekly Taco Cabana comparable restaurant sales for the two weeks ended May 3, 2020 have improved to down 18.6% compared to the same weeks last year. Pollo Tropical comparable restaurant sales trends have improved to down 37.8% compared to the same weeks last year, supported by increased drive thru and delivery sales. At those sales trends we estimate that we generate break-even profitability, which we believe should be sustainable and provide us a base from which to rebuild the bottom line as the economy re-accelerates."

Mr. Stockinger added, "We are seizing the opportunity created by changes in response to COVID-19 to create a better business model designed to enable our customers to enjoy our brands safely wherever and however they choose. We have expanded and will continue to expand delivery options, we are creating more in-home dining options including Pollo Pantry and TC Pantry and we are rapidly improving our curbside and pick up capabilities to be faster and safer for our customers. Additionally, we have completed our re-opening plans in compliance with applicable state and local guidelines for the return of safe dine-in activity in Texas and Florida in markets that are allowing dine-in activity."

Mr. Stockinger concluded, "We have been working to maximize efficiency and operating flexibility since this crisis began. Early in the second quarter of 2020 we drew down all revolver capacity under our senior credit facility and had a total cash balance of approximately $91.6 million as of May 6. We have been successfully working with our vendor partners, service providers and landlords regarding more flexible payment terms and cost reductions. We cut our 2020 capex plans in half and are focusing only on necessary capital projects. We were in full compliance with our loan financial covenants under our senior credit facility at the end of the first quarter of 2020, and we are proactively working with our lenders to amend our financial covenants under our senior credit facility to avoid any potential issues in the future given the economic uncertainty related to the pandemic. In conclusion, we are confident that we will ultimately exit this crisis as a company better positioned for future sales and profit growth."

First Quarter 2020 Financial Summary

•	Total revenues decreased 11.5% to $146.7 million in the first quarter of 2019 from $165.9 million in the first quarter of 2019;

•
Comparable restaurant sales at Pollo Tropical decreased 7.3%; comparable restaurant sales for Pollo Tropical increased 0.6% during the first ten weeks of the first quarter of 2020 prior to the impact of COVID-19 compared to the prior year period and decreased 32.0% during the last three weeks of the first quarter of 2020 compared to the prior year period;

•
Comparable restaurant sales at Taco Cabana decreased 13.5%; comparable restaurant sales for Taco Cabana decreased 8.6% during the first ten weeks of the first quarter of 2020 prior to the impact of COVID-19 compared to the prior year period and decreased 28.3% during the last three weeks of the first quarter of 2020 compared to the prior year period;

•	Net loss of $7.3 million, or $0.29 per diluted share, in the first quarter of 2020 compared to a net income of $2.3 million, or $0.08 per diluted share, in the first quarter of 2019;

•
Adjusted net loss (a non-GAAP financial measure) of $2.9 million, or $0.11 per diluted share, in the first quarter of 2020, compared to adjusted net income of $4.1 million, or $0.15 per diluted share, in the first quarter of 2019 (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Pollo Tropical of $8.8 million in the first quarter of 2020 compared to $14.3 million in the first quarter of 2019;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $15.4 million, or 18.0% of restaurant sales, in the first quarter of 2020 compared to $21.2 million, or 23.3% of restaurant sales, in the first quarter of 2019 (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Taco Cabana of $(0.9) million in the first quarter of 2020 compared to $2.9 million in the first quarter of 2019;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $5.3 million, or 8.8% of restaurant sales, in the first quarter of 2020 compared to $9.5 million, or 12.8% of restaurant sales, in the first quarter of 2019 (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $7.9 million in the first quarter of 2020 compared to Consolidated Adjusted EBITDA of $17.2 million in the first quarter of 2019 (see non-GAAP reconciliation table below).

Recent Results

•
Comparable restaurant sales during fiscal April decreased 49.2% for Pollo Tropical and 26.2% for Taco Cabana compared to the prior year period. Comparable restaurant sales improved throughout April and early May for both brands. Comparable restaurant sales for the two weeks ended May 3 were negative 37.8% for Pollo Tropical and negative 18.6% for Taco Cabana compared to the same weeks last year. At those sales trends we estimate that the Company generates break-even profitability, which we believe should be sustainable and provide us a base from which to rebuild the bottom line as the economy re-accelerates.

•
With the States of Texas and Florida announcing that COVID-19 restrictions are being eased including allowing 25% occupancy in identified geographies, we have re-opened dining rooms in select restaurants in compliance with applicable state and local guidelines. For the week of May 4, 143 of 146 Taco Cabana restaurant dining rooms were opened in anticipation of strong traffic for the Cinco de Mayo holiday. 16 of the 141 Pollo Tropical restaurant dining rooms were opened the week of May 4, all in Central and Northern Florida as those are the only geographies in Florida with eased COVID-19 restrictions. We will be evaluating dine-in sales trends week-to-week to determine the number of units that should be open for dine-in business.

COVID-19 Business Update

On March 16, 2020, we announced in an SEC filing on Form 8-K that we had closed all of our dining room seating areas in all Pollo Tropical and Taco Cabana restaurants in Florida and Texas, respectively, due to the COVID-19 pandemic. Since that time, we have continued to make proactive changes designed to ensure our top priority of the safety of our guests, team members and franchisees.

We have taken the following health safety preventive measures in response to the COVID-19 pandemic:

•	Heightened our sanitation procedures regarding restaurant cleanliness, with additional emphasis on high traffic areas in restaurants;

•	Stocked our restaurants with effective disinfectants and sanitation products, including hand sanitizer in our dining room and back of the house;

•	Increased handwashing protocols for all restaurant team members;

•	Required all customer facing employees and vendors in the restaurants to wear gloves and masks;

•	Implemented a COVID-19 Employee Illness Protocol, consistent with Center for Disease Control (CDC) and National Restaurant Association (NRA) guidelines;

•	Closed sauce and salsa self-serve stations and now providing sauces and salsas in pre-packaged containers;

•	Closed self-service soda stations in all restaurants;

•	Added markings in restaurants for social distancing;

•	All orders served are now enclosed in sealed carryout packaging; and

•	Reduced restaurant operating hours in accordance with any federal, state and local mandates.

As government authorities move toward reducing COVID-19 restrictions, we are in the process of implementing the following additional measures:

•	Adding dedicated dining area sanitation team member in all restaurants to frequently sanitize during open hours;

•	Measuring the temperature of all restaurant employees and any service providers daily at the time they enter restaurants;

•	Installing plexiglass shields at restaurant counter and drive-thru sections of restaurants;

•	Creating separate entrance and exit access points to ensure guest distancing; and

•	Modifying seating arrangements to ensure required guest distancing.

Since the efforts to respond to the COVID-19 crisis are constantly changing, we will continue to monitor the situation closely and implement additional measures as needed to ensure the safety of our team members and guests.

We also implemented a number of operational changes to maximize sales, maintain service, improve liquidity and help our communities in response to the COVID-19 crisis:

•	Supporting our communities and showing our appreciation for service providers on the front lines of the crisis has been and will continue to be a priority through the following actions:
-Both brands have been donating delivered food weekly to local hospitals, first responder units and testing centers as a way of thanking those that are working on the front lines of the COVID-19 crisis in all of the markets in which we operate.
-Both brands increased discounts to 50% for all medical personnel, first responders, delivery and logistics providers and military.
-To provide needed meals for school-age children, both brands are offering free kids meals until the end of the school year.

•
We have adjusted our operating model to better meet our customers' needs during the crisis. To improve speed of service and improve efficiency, we eliminated certain low sales menu options and reduced restaurant hours during periods of low sales and/or in response to government mandated restrictions. We have also adjusted staffing models to match shifting traffic and channel patterns of our guests and to improve efficiency.

•	We continue to improve our off-premise capabilities:
-During the first quarter we significantly grew the number of delivery service providers (DSP's) that offer our brands including the addition of Uber Eats, Postmates and Favor to supplement our previous and ongoing partnership with Door Dash. With the addition of Grubhub in May, we now have partnerships with all major DSP's.
-We are continuing our work with Bottle Rocket, a leading digital strategy, design and development company, to significantly improve our online and digital apps for both brands. Those enhancements will include curbside pickup features with launch dates of June 2020 for Pollo Tropical and September 2020 for Taco Cabana.
-To better meet consumer dine-at-home preferences, in April we launched the Pollo Pantry and TC Pantry menu items that include fresh menu favorites such as marinated chicken and large party sides that can be purchased at the drive thru and prepared at home.

•	We have implemented the following actions to better support our restaurant team members:
-Offered additional bonus incentives during the crisis of $1 per hour for all hourly employees and a special incentive for store supervisors and management who are taking risks to serve our customers.
-Additional, enhanced hourly employee health benefit programs were announced in May.
-We made a significant donation to our employee assistance foundation, The Fiesta Family Foundation, which is dedicated to assisting employees in need. Those donations were in part made possible by our Board of Directors foregoing their second quarter 2020 director fees.

•	To improve efficiency and liquidity, we implemented the following measures:
-Aggressively cut our capital expenditure budget for 2020 to only necessary investments. 2020 capital expenditures are currently expected to total $20 million to $25 million compared to previous estimates for 2020 of less than $40 million.

-Working capital efficiency has been significantly improved as a result of vendor and landlord payment term and pricing renegotiations, which are expected to improve cash flow in 2020 by $10 million to $15 million.
-In early April, a total of 168 office and field personnel were terminated or furloughed, representing total annualized salary savings of approximately $9.3 million, of which approximately $5.5 million is related to terminated employees. In addition, the salaries for all vice-presidents and executives were reduced by 10% to 35% for at least one quarter.
-We intend to market 15 owned properties for sale or sale-leaseback, three of which are either in the Letter of Intent stage or have contracts signed for sale, although there can be no assurance that any such sales or sale-leaseback transactions will be consummated.

The COVID-19 pandemic has not had a significant negative disruptive impact on our supply chain or access to labor, although there can be no assurance that there will not be a significant impact on our supply chain or access to labor in the future. We are actively monitoring our food suppliers to determine how they are managing their operations to mitigate supply flow and food safety risks. To ensure we mitigate potential supply availability risk, we are building additional inventory backstock levels when appropriate and we have also identified alternative supply sources in key product categories including but not limited to proteins and sanitation and safety supplies.

First Quarter 2020 Brand Results

Total Pollo Tropical restaurant sales decreased 5.8% to $85.7 million in the first quarter of 2020 compared to $91.0 million in the first quarter of 2019 primarily due to a comparable restaurant sales decrease of 7.3% that was partially offset by incremental sales related to new restaurants, net of closed restaurants. Comparable restaurant sales for Pollo Tropical increased 0.6% during the first ten weeks of the first quarter of 2020 prior to the impact of COVID-19 and decreased 32.0% during the last three weeks of the first quarter of 2020. Off premise sales consisting of online, catering, and delivery orders comprised 7.1% of total restaurant sales in the first quarter of 2020 compared to 2.6% of total restaurant sales in the first quarter of 2019.

Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 40 basis points. The decrease in comparable restaurant sales resulted from an 8.3% decrease in comparable restaurant transactions and a 1.0% increase in average check. The increase in average check was driven primarily by menu price increases of 0.2%, an increase in delivery orders and higher priced promotions.

Adjusted EBITDA for Pollo Tropical decreased to $8.8 million in the first quarter of 2020 from $14.3 million in the first quarter of 2019. The decrease was primarily due to the impact of lower comparable restaurant sales, including higher cost of sales, restaurant wages, rent expense, and other restaurant operating expenses, as a percentage of restaurant sales, and higher delivery fees and advertising expenses, partially offset by lower repair and maintenance costs and general and administrative expenses.

Taco Cabana restaurant sales decreased 18.6% to $60.4 million in the first quarter of 2020 from $74.2 million in the first quarter of 2019 due primarily to a comparable restaurant sales decrease of 13.5% along with a decrease in sales related to closed restaurants, net of new restaurants. Comparable restaurant sales for Taco Cabana decreased 8.6% during the first ten weeks of the first quarter of 2020 prior to the impact of COVID-19 compared to the prior year period and decreased 28.3% during the last three weeks of the first quarter of 2020 compared to the prior year period. Off premise sales consisting of online, catering, and delivery orders comprised 5.6% of total restaurant sales in the first quarter of 2020 compared to 2.5% of total restaurant sales in the first quarter of 2019. The decrease in comparable restaurant sales resulted from a 14.9% decrease in comparable restaurant transactions and a 1.4% increase in average check. The increase in average check was driven primarily by higher priced limited time offers compared to prior year promotions and an increase in transactions that include alcohol.

Adjusted EBITDA for Taco Cabana decreased to $(0.9) million from $2.9 million in the first quarter of 2019. The decrease was primarily due to the impact of lower comparable restaurant sales, including higher cost of sales, rent expense, advertising expense, and other operating expenses as a percent of restaurant sales and higher delivery fees, partially offset by lower medical benefit costs and general and administrative expenses.

Restaurant Portfolio

During the first quarter of 2020, there was one Company-owned Pollo Tropical restaurant closing, one Pollo Tropical franchised restaurant opening, one Company-owned Taco Cabana restaurant opening, and 19 Company-owned Taco Cabana restaurant closings. As of March 29, 2020, there were 141 Company-owned Pollo Tropical restaurants, 146 Company-owned Taco Cabana restaurants, 33 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, Ecuador and the Bahamas, and eight franchised Taco Cabana restaurants in the U.S.

Share Repurchase Activity

We repurchased 500,000 shares of common stock valued at approximately $3.7 million during the three months ended March 29, 2020. The shares repurchased in 2020 were purchased on or before March 12, 2020.

Full Year 2020 Outlook Withdrawn

On March 19, 2020 we withdrew our full year 2020 outlook for the 53-week period as communicated in our February 26, 2020 earnings release as we cannot reasonably estimate the impact of COVID-19 on our business at this time.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 323-794-2423. A replay will be available after the call until Thursday, May 14 and can be accessed by dialing 412-317-6671. The passcode is 9821789. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our investments in strategic and sales building initiatives, including those relating to advertising and marketing, operations improvements, menu development and simplification, digital ordering and online sales, catering and third-party delivery and the impact of the recent COVID-19 outbreak (including without limitation, any potential non-compliance with our covenants which results in a default under our senior credit facility and, in such instance, our inability to procure an amendment or waiver from our lenders or access alternative financing) on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 29, 2020 AND MARCH 31, 2019
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)
	March 29, 2020	March 31, 2019
Revenues:
Restaurant sales	$146,086	$165,181
Franchise royalty revenues and fees	613	671
Total revenues	146,699	165,852
Costs and expenses:
Cost of sales	46,276	50,510
Restaurant wages and related expenses (b)	40,495	45,036
Restaurant rent expense	11,339	11,745
Other restaurant operating expenses	21,511	21,763
Advertising expense	5,783	5,521
General and administrative expenses (b)(c)	14,384	15,071
Depreciation and amortization	9,430	9,548
Pre-opening costs	69	401
Impairment and other lease charges (d)	4,233	(338)
Closed restaurant rent, net of sublease income (e)	1,632	1,424
Other expense (income), net (f)	908	702
Total operating expenses	156,060	161,383
Income (loss) from operations	(9,361)	4,469
Interest expense	961	1,234
Income (loss) before income taxes	(10,322)	3,235
Provision for income taxes (g)	(3,005)	946
Net income (loss)	$(7,317)	$2,289
Earnings (loss) per common share:
Basic	$(0.29)	$0.08
Diluted	(0.29)	0.08
Weighted average common shares outstanding:
Basic	25,519,247	26,842,704
Diluted	25,519,247	26,845,077

(a)	The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three-month periods ended March 29, 2020 and March 31, 2019 each included 13 weeks.

(b)
Restaurant wages and related expenses include stock-based compensation of $36 and $27 for the three months ended March 29, 2020 and March 31, 2019, respectively. General and administrative expenses include stock-based compensation expense of $776 and $765 for the three months ended March 29, 2020 and March 31, 2019, respectively.

(c)	See notes (f) and (g) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(d)	See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(e)	See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(f)	See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)	See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 29, 2020	December 29, 2019

Assets
Cash	$4,009	$13,413
Other current assets	30,846	25,870
Property and equipment, net	203,042	211,944
Operating lease right-of-use assets	255,810	251,272
Goodwill	56,307	56,307
Other assets	9,016	9,835
Total assets	$559,030	$568,641

Liabilities and Stockholders' Equity
Current liabilities	$58,772	$63,620
Long-term debt, net of current portion	72,783	76,823
Operating lease liabilities	262,117	256,798
Deferred tax liabilities	8,971	4,759
Other non-current liabilities	8,384	8,405
Total liabilities	411,027	410,405
Stockholders' equity	148,003	158,236
Total liabilities and stockholders' equity	$559,030	$568,641

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)
	Three Months Ended
	March 29, 2020	March 31, 2019
Segment revenues:
Pollo Tropical	$86,125	$91,481
Taco Cabana	60,574	74,371
Total revenues	$146,699	$165,852

Change in comparable restaurant sales (a):
Pollo Tropical	(7.3)%	(2.6)%
Taco Cabana	(13.5)%	(0.5)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$614	$670
New restaurants (c)	469	439
Total Company-owned (d)	607	655
Taco Cabana
Comparable restaurants (b)	$410	$459
New restaurants (c)	333	435
Total Company-owned (d)	406	457

Income (loss) before income taxes:
Pollo Tropical	$(1,827)	$5,956
Taco Cabana	(8,495)	(2,721)

Adjusted EBITDA:
Pollo Tropical	$8,780	$14,317
Taco Cabana	(907)	2,895

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$15,434	$21,169
Taco Cabana	5,284	9,464

(a)	Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.

(b)
Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(c)
New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.

(d)
Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(e)
Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended
	March 29, 2020	March 31, 2019

Company-owned restaurant openings:
Pollo Tropical	—	—
Taco Cabana	1	2
Total new restaurant openings	1	2

Company-owned restaurant closings:
Pollo Tropical	(1)	—
Taco Cabana	(19)	—
Net change in restaurants	(19)	2

Number of Company-owned restaurants:
Pollo Tropical	141	139
Taco Cabana	146	164
Total Company-owned restaurants	287	303

Number of franchised restaurants:
Pollo Tropical	33	31
Taco Cabana	8	8
Total franchised restaurants	41	39

Total number of restaurants:
Pollo Tropical	174	170
Taco Cabana	154	172
Total restaurants	328	342

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	March 29, 2020		March 31, 2019
Pollo Tropical:		(a)		(a)
Restaurant sales	$85,721		$91,026
Cost of sales	27,731	32.4%	28,298	31.1%
Restaurant wages and related expenses	21,037	24.5%	21,153	23.2%
Restaurant rent expense	5,640	6.6%	5,421	6.0%
Other restaurant operating expenses	12,386	14.4%	11,958	13.1%
Advertising expense	3,504	4.1%	3,032	3.3%
Depreciation and amortization	5,278	6.2%	5,213	5.7%
Pre-opening costs	—	—%	86	0.1%
Impairment and other lease charges	3,696	4.3%	(379)	(0.4)%
Closed restaurant rent expense, net of sublease income	602	0.7%	1,144	1.3%

Taco Cabana:
Restaurant sales	$60,365		$74,155
Cost of sales	18,545	30.7%	22,212	30.0%
Restaurant wages and related expenses	19,458	32.2%	23,883	32.2%
Restaurant rent expense	5,699	9.4%	6,324	8.5%
Other restaurant operating expenses	9,125	15.1%	9,805	13.2%
Advertising expense	2,279	3.8%	2,489	3.4%
Depreciation and amortization	4,152	6.9%	4,335	5.8%
Pre-opening costs	69	0.1%	315	0.4%
Impairment and other lease charges	537	0.9%	41	0.1%
Closed restaurant rent expense, net of sublease income	1,030	1.7%	280	0.4%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
March 29, 2020:
Net loss			$(7,317)
Benefit from income taxes			(3,005)
Loss before taxes	$(1,827)	$(8,495)	$(10,322)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,278	4,152	9,430
Impairment and other lease charges	3,696	537	4,233
Interest expense	483	478	961
Closed restaurant rent expense, net of sublease income	602	1,030	1,632
Other expense (income), net	107	801	908
Stock-based compensation expense in restaurant wages	11	25	36
Total non-general and administrative expense adjustments	10,177	7,023	17,200
General and administrative expense adjustments:
Stock-based compensation expense	310	466	776
Digital and brand repositioning costs	120	99	219
Total general and administrative expense adjustments	430	565	995
Adjusted EBITDA	$8,780	$(907)	$7,873
Restaurant-level adjustments:
Add: Pre-opening costs	—	69	69
Add: Other general and administrative expense(1)	7,058	6,331	13,389
Less: Franchise royalty revenue and fees	404	209	613
Restaurant-level Adjusted EBITDA	$15,434	$5,284	$20,718

March 31, 2019:
Net income			$2,289
Provision for income taxes			946
Income (loss) before taxes	$5,956	$(2,721)	$3,235
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,213	4,335	9,548
Impairment and other lease charges	(379)	41	(338)
Interest expense	656	578	1,234
Closed restaurant rent expense, net of sublease income	1,144	280	1,424
Other expense (income), net	596	106	702
Stock-based compensation expense in restaurant wages	5	22	27
Total non-general and administrative expense adjustments	7,235	5,362	12,597
General and administrative expense adjustments:
Stock-based compensation expense	577	188	765
Restructuring costs and retention bonuses	549	66	615
Total general and administrative expense adjustments	1,126	254	1,380
Adjusted EBITDA	$14,317	$2,895	$17,212
Restaurant-level adjustments:
Add: Pre-opening costs	86	315	401
Add: Other general and administrative expense(1)	7,221	6,470	13,691
Less: Franchise royalty revenue and fees	455	216	671
Restaurant-level Adjusted EBITDA	$21,169	$9,464	$30,633
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	March 29, 2020				March 31, 2019
	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS
Reported - GAAP	$(10,322)	$(3,005)	$(7,317)	$(0.29)	$3,235	$946	$2,289	$0.08
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	1,603	(1,603)	(0.06)	—	—	—	—
Deferred tax asset valuation allowance (b)	—	(703)	703	0.03	—	—	—	—
Impairment and other lease charges (c)	4,233	1,012	3,221	0.13	(338)	(83)	(255)	(0.01)
Closed restaurant rent expense, net of sublease income (d)	1,632	390	1,242	0.05	1,424	349	1,075	0.04
Other expense (income), net (e)	908	217	691	0.03	702	172	530	0.02
Total non-general and administrative expense	6,773	2,519	4,254	0.17	1,788	438	1,350	0.05
General and administrative expense adjustments:
Restructuring costs and retention bonuses (f)	—	—	—	—	615	151	464	0.02
Digital and brand repositioning costs (g)	219	52	167	0.01	—	—	—	—
Total general and administrative expense	219	52	167	0.01	615	151	464	0.02
Adjusted - Non-GAAP	$(3,330)	$(434)	$(2,896)	$(0.11)	$5,638	$1,535	$4,103	$0.15

(a)
The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 23.9% and 24.5% for the periods ending March 29, 2020, and March 31, 2019, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017. We recorded a $1.8 million tax benefit related to prior year net operating losses as a result of a provision in the CARES Act that allows net operating losses from 2018–2020 to be carried back for five years.

(b)
We recorded an additional $0.7 million valuation allowance for the three months ended March 29, 2020, against deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities.

(c)
Impairment and other lease charges for the three months ended March 29, 2020, consist of impairment charges of $4.2 million. The impairment charges primarily relate to two underperforming Taco Cabana restaurants and three underperforming Pollo Tropical restaurants that we continue to operate.

Impairment and other lease charges for the three months ended March 31, 2019, primarily consist of impairment charges of $0.4 million and a lease charge recoveries benefit related to closed restaurant lease terminations of $(0.7) million. The impairment charges primarily related to equipment from previously impaired restaurants.

(d)
Closed restaurant rent expense, net of sublease income for the three months ended March 29, 2020, primarily consists of closed restaurant lease costs of $2.9 million partially offset by sublease income of $(1.2) million. Closed restaurant rent expense, net of sublease income for the three months ended March 31, 2019, primarily consists of closed restaurant lease costs of $2.2 million partially offset by sublease income of $(0.7) million.

(e)
Other expense (income), net for the three months ended March 29, 2020, primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closure related costs of $0.9 million. Other expense (income), net for the three months ended March 31, 2019, primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants of $0.5 million

(f)	Restructuring costs and retention bonuses for the three months ended March 31, 2019, include severance costs related to eliminated positions.

(g)	Digital and brand repositioning costs for the three months ended March 29, 2020, include consulting costs related to repositioning the digital experience for our customers.